Consent of Independent Registered Public Accounting Firm

The Board of Trustees/Directors of
The Calvert Fund
Calvert Impact Fund, Inc.:

We consent to the use of our report dated November 23, 2009, with respect to the financial statements of the Calvert New Vision Small Cap Fund, a series of The Calvert Fund and the Calvert Small Cap Fund (formerly the Calvert Small Cap Value Fund), a series of Calvert Impact Fund, Inc., as of September 30, 2009, incorporated herein by reference and to the references to our firm under the heading "Financial Statements and Experts" in the Registration Statement on Form N-14.

/s/ KPMG LLP

Philadelphia, Pennsylvania
October 12, 2010